UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2016

SANGAMO BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-30171	68-0359556
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

501 Canal Blvd, Suite A100, Richmond, California		94804
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (510) 970-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 7, 2016, Sangamo BioSciences, Inc. (the “Company”) entered into a Sales Agreement with Cowen and Company, LLC (“Cowen”), pursuant to which the Company may issue and sell from time to time up to $75.0 million of common stock, par value $0.01 per share, through Cowen as the sales agent. Subject to the terms and conditions of the Sales Agreement, Cowen will use its commercially reasonable efforts to sell on our behalf all of the shares of common stock requested to be sold by us.

Sales of the common stock, if any, will be made at market prices by any method that is deemed to be an “at the market offering” as defined in Rule 415 under the Securities Act, as amended, including sales made directly on The NASDAQ Global Market and any other trading market for the common stock, and sales to or through a market maker other than on an exchange. In addition, with our prior written consent, Cowen may also sell our common stock in negotiated transactions. The Company agreed to pay Cowen a commission rate of 3.0% of the gross proceeds from the sales of common stock sold pursuant to the terms of the Sales Agreement. The Company and Cowen each have the right, by giving written notice as specified in the sales agreement, to terminate the sales agreement in each party’s sole discretion at any time.

The foregoing description of the Sales Agreement is not complete and is qualified in its entirety by reference to the full text of the Sales Agreement, a copy of which is filed herewith as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference. This report also incorporates by reference the Sales Agreement into the shelf registration statement on Form S-3 (File No. 333-194126) previously filed with the Securities and Exchange Commission.

Item 8.01.	Other Events

On December 1, 2016, the Company announced the appointment of Edward R. Conner, M.D. as senior vice president and chief medical officer, effective immediately, and the promotion of Curt Herberts to the newly created role of senior vice president and chief business officer.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

1.1	Sales Agreement, dated December 7, 2016, between Sangamo Biosciences, Inc. and Cowen and Company, LLC.

5.1	Opinion of Morgan, Lewis & Bockius, LLP

23.1	Consent of Morgan, Lewis & Bockius, LLP (included in Exhibit 5.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANGAMO BIOSCIENCES, INC.

Date: December 7, 2016	/s/ ALEXANDER MACRAE
Name: Alexander Macrae, M.B., Ch.B., Ph.D. Title: President, Chief Executive Officer